EXHIBIT 23.3

March 31, 2011

David Alberga

Chief Executive Officer

The Active Network, Inc.

10182 Telesis Court

San Diego, California 92121

RE: Survey.com’s Research and Reports

Dear Mr. Alberga,

This letter acknowledges the authorization provided by Survey.com (“Survey.com”) to The Active Network, Inc. (the “Active”) whereby Survey.com:

1.	Consented to the naming of Survey.com, in connection with Survey.com’s study commissioned by Active (the “Research”) on January 18, 2011, in the registration statement on Form S-1 (File No. 333-172254) filed with the Securities and Exchange Commission, including all amendments thereto, and related prospectus of Active for the registration of shares of Active’s common stock (the “Registration Statement”), substantially in the form attached hereto as Exhibit A; and

2.	Granted Active permission to include references to the Research, as quoted below, in the Registration Statement.

“Organizations of all sizes need to inform, engage and support their respective participants, which include attendees, members, registrants and other constituents. We believe activity and event registration and administration is a broad and large market with more than 800,000 potential customers in North America within our four primary customer groups of sports, community activities, outdoors and business events. According to a study we commissioned through Survey.com, 73% of the U.S. households surveyed paid to take part in a recreational or community activity last year. Based on the results of this survey and our internal analysis, we believe that our target market encompasses more than 1.8 billion total registrations annually in the United States, representing more than $110 billion in registration spending.”

3.	Acknowledged that the terms included in the prospectus “The Active Network,” “we,” “us,” and “our” refer to The Active Network, Inc., a Delaware corporation, and its wholly owned-subsidiaries.

4.	Active hereby agrees to indemnify, defend and hold harmless Survey.com and Michael Bach from and against any and all claims, demands, actions, suits, losses, costs, charges, expenses, damages and liabilities which Survey.com may pay, sustain, suffer or incur in connection with or as a result of any written statement made by Active in the Registration Statement related to the Research

This letter further certifies that the references from the Registration Statement quoted above are accurate depictions of the Research and provides Survey.com’s consent to the inclusion of this letter as an exhibit to the Registration Statement.

Acknowledged, Agreed and Accepted,
Survey.com

By:	/s/ Michael Bach

Name:	Michael Bach
Title:	CEO and Founder, Survey.com

The Active Network, Inc.

By:	/s/ Jon Belmonte

Name:	Jon Belmonte

Its:	Chief Medial Officer

Exhibit A

Industry Overview

“Organizations of all sizes need to inform, engage and support their respective participants, which include attendees, members, registrants and other constituents. We believe activity and event registration and administration is a broad and large market with more than 800,000 potential customers in North America within our four primary customer groups of sports, community activities, outdoors and business events. According to a study we commissioned through Survey.com, 73% of the U.S. households surveyed paid to take part in a recreational or community activity last year. Based on the results of this survey and our internal analysis, we believe that our target market encompasses more than 1.8 billion total registrations annually in the United States, representing more than $110 billion in registration spending.”

“We work with organizations of all sizes. We currently have over 47,000 sports, community activities, outdoors and business event customers and received technology fees from more than 70 million registrations in 2010. Based on the results of an online survey we commissioned through Survey.com, we believe the organizations we target produce or organize activities and events for the majority of U.S. households.”

“Based on the results of an online survey we commissioned through Survey.com, we believe the organizations we target produce or organize activities and events for the majority of U.S. households.”